PERSON WHOSE PARTICULARS AS SET OUT IN SCHEDULE 1
(as *Company*)

AND

FIRST DIGITAL TRUST LIMITED
(as *Escrow Agent*)

ESCROW AGREEMENT

This Escrow Agreement ("**Agreement**") is made and entered into on June 22, 2021 by and between:-

A. The person whose particulars as set out in Schedule 1 (*Particulars of the Company*) hereto ("**Company**"); and

B. **FIRST DIGITAL TRUST LIMITED**, a company incorporated and registered in the Hong Kong with company number 2833473 whose registered office is at Suite 2303, 23/F, World Wide House, 19 Des Voeux Road Central, Hong Kong ("**Escrow Agent**" or "**FDT**', as the context may so require).

(the Company and FDT, together, the "**Parties**" and each a "**Party**").

1. **WHEREAS** the Company intends to offer certain Stablecoin(s) (as defined below) to interested person(s) ("**Purchaser(s)**" and immediately after purchase, the "**Token Holder(s)**");

2. **WHEREAS** the Company has agreed to appoint FDT as escrow agent and FDT has agreed to accept such appointment pursuant to the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1. In this Agreement, unless stated otherwise, unless the context requires otherwise, the following words and expressions shall have the following meanings:-

"**Business Day**"	means any day (excluding Saturday, Sunday and public holidays) on which banks are generally open in Hong Kong for the transaction of normal banking business;
"**Client Agreement**"	means the client service agreement executed or to be executed between the Parties;
"**Escrow Account**"	means such bank account established and maintained in the name of FDT in favour of the Company from time to time with respect to the Escrow Amount (as defined below);
"**Escrow Fees**"	means the service fees payable to FDT, the particulars of which as further set out in Schedule 4 (*Escrow Fees*) of this Agreement;
"**Escrow Amount**"	means the funds (in fiat currency) paid by the Token Holder(s) in consideration of the Stablecoin(s) so purchased, the amount of which to be deposited into the Escrow Account to be held in escrow by FDT from time to time pursuant to the terms of this Agreement;
"**Stablecoin(s)**"	means the cryptographic digital assets issued or to be issued by the Company through utilization of the blockchain technology, being a digital representation of value affixed at the exchange rate of **US$1.00** each, which enables: (i) Purchaser(s) to purchase it at the foregoing affixed rate of exchange subject always to the relevant qualifying

conditions governing deposits pursuant to Clause 3 (*Deposits into Escrow Account*) of this Agreement; or

(ii) Token Holder(s) to redeem the relevant Escrow Amount (from the Escrow Account) at the foregoing affixed rate of exchange subject to the applicable qualifying conditions governing redemptions pursuant to the Clause 4 (*Use of Escrow Account and Redemptions from the Escrow Account*) of this Agreement ("**Redemption**").

a) Any reference to a statutory provision shall be construed as including a reference to any statutory modification, consolidation or re-enactment (whether before or after the date hereof) for the time being in force, all statutory instruments or orders made pursuant to it, and any statutory provisions of which it is a consolidation, re-enactment or modification.

b) Except where the context otherwise requires, words denoting the singular include the plural and vice versa. Words denoting any gender include all genders and words denoting persons include firms and corporations and vice versa.

c) Each of the Schedules attached hereto shall be given effect as if its contents are incorporated herein.

d) References to any Recitals, Clauses or Schedules are, unless otherwise stated, references to the Recitals, Clauses or Schedules to this Agreement.

e) The headings to the Clauses are inserted for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

f) References to time are to Hong Kong time.

g) a reference to "**US$**" or "**USD**" shall be construed as a reference to the lawful currency of the United States of America.

h) Where any act is required to be performed on a particular day pursuant to this Agreement and such day is not a Business Day, such act shall be performed on the next following Business Day, unless agreed between the Parties in writing otherwise.

i) Where any document is required to be delivered or released on a particular day pursuant to this Agreement, it must be delivered on or before 6.00 p.m. on that day. Where any document is received or payment is made after 6.00 p.m. on the relevant day, it shall be deemed to have been received or made on the next following Business Day.

2. **Appointment and Escrow Account**

2.1 The Company hereby appoints FDT as escrow agent to hold the Escrow Amount in the Escrow Account and to make transactions of the Escrow Amount in accordance with the terms of this Agreement.

2.2 This Agreement takes effect upon FDT receiving the very first portion or tranche of Escrow Amount and shall terminate upon the earlier of:-

a) the date when the Escrow Amount under the Escrow Account has been reduced to zero (US$ 0); or

b) pursuant to Clause 8 (*Termination*) herein.

2.3 Each of the Parties will promptly sign all documents and perform all actions as reasonably required to effect the terms of this Agreement and/or to give effect to the rights and obligations of FDT under this Agreement.

2.4 For purposes of protection, communications and directives, FDT shall be the sole administrator of the Escrow Account but may rely on instructions received from either the Company and/or the Token Holders *via* the software created, maintained and managed by the Company.

2.5 **Client Agreement.** The terms and conditions set forth in this Agreement are in addition to those set forth in the Client Agreement, and that this Agreement shall prevail for matters specifically dealt with in this Agreement in case of conflict.

3. Deposits into the Escrow Account

3.1 Purchasers will be directed to transfer Escrow Amount directly to FDT in such manner as acceptable by FDT for deposit into the Escrow Account. For the avoidance of doubt, the Purchasers shall transmit their relevant Data (as defined below) and Escrow Amount, *via* FDT's API's and technology systems, which may be integrated into Company's software, directly to FDT.

3.2 Subject to Clause 3.3 below, FDT:-

a) shall not be liable for the failure on the part of the Purchaser to deposit any part of all of the Escrow Amount into the Escrow Account;

b) shall accept for deposit all or part of the Escrow Amounts that are deposited or attempted to be deposited through its relevant banking system and shall thereafter maintain appropriate accounting records relevant to the Escrow Amount so deposited; and

c) shall process all Escrow Amounts for collection through the relevant banking system and shall thereafter maintain appropriate accounting records of all deposits made.

3.3 **Collection of Purchasers' Data.** The depositing of the Escrow Amount shall be subject to the Company's advanced collection and supply of the Purchasers' data ("**Data**") to the satisfaction of FDT as may be requested by FDT (or the Escrow Account bank) pursuant to Schedule 2 (*Data to be provided to FDT by the Company*) herein from time to time.

3.4 **Reliance on supplied Data.** For the avoidance of doubt, and without prejudice to the relevant provisions governing termination of this Agreement hereof, FDT shall be entitled to place undue reliance on the Data as supplied by the Company (pursuant to Clause 3.3 above) from time to time and reserves the absolute right, at any given time during the life of this Agreement, to deny deposit, refuse to transact or attend to closure of the Escrow Account if FDT reasonably deems it necessary or requested by the Escrow Account bank of relevance to comply with any applicable laws, rules, regulations and/or guidelines, including without limitation to those stipulated under the Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Cap. 615 of the laws of Hong Kong) or issued by the Hong Kong Monetary Authority.

3.5 Any Escrow Amount which fails to clear or are subsequently reversed for any reasons whatsoever (including but not limited to ACH chargebacks and wire recalls) shall be debited to the Escrow Account, with such debits reflected on FDT's ledger accessible to Company *via* FDT's API or online dashboard.

4. Actions with respect to the Escrow Account

4.1 FDT shall hold the Escrow Amount in escrow and will only make use of the Escrow Account and/or attend to conduct transactional actions with respect to the Escrow Amount strictly and <u>only</u> in accordance with the provisions of this Clause 4.

4.2 FDT shall make transactional actions with respect to the Escrow Account and/or the Escrow Amount when:

a) **Redemption.** FDT has received written instructions from the Company and/or authorized representative(s) of the Company as stated in Schedule 4 (*Company Authorized Representative*) that the Token Holder intends to exercise his right of Redemption compelling the Company to redeem the Stablecoin(s), provided always that FDT shall not be obligated to process any of such requests if the Redemption amount falls on or below **US$ 100,000**, unless approved in writing by the Company otherwise. For the avoidance of doubt, the Company shall be solely responsible for the treatment of the Stablecoin(s) upon or subsequent to the Redemption.

b) **Investment of Escrow Amount**. FDT shall have the authority and power to invest the Escrow Amount in accordance with the following:

(i) No more than 80% of the Escrow Amount may be invested (the "**Investment Amount**");

(ii) FDT shall only be permitted to invest the Investment Amount in accordance with an investment proposal that is prepared and amended from time to time by the Company separately from this Escrow Services Agreement and signed by both Parties (the "**Investment Proposal**"); and

(iii) At its own cost. FDT shall obtain proper advice on the portfolio of investments from licensed and regulated investment advisers who may also, subject to prior written consent of the Company, be appointed by FDT to manage all or part of the portfolio in execution of the Investment Proposal.

4.3 Without prejudice to the generality of the foregoing:

a) **No obligation to enquire title.** FDT shall not be obliged to investigate or enquire into the validity of such Token Holder's title (including legal or beneficiary title evidencing ownership, as applicable), interests or rights which may attach to the Stablecoins; and

b) **Right to cease performance.** In the event that any dispute or controversy arises with respect to this Agreement or the Escrow Amount, or if FDT is in doubt as to what action it should take (including those referred in Clause 3 hereto), or if any claim is made as to the unlawfulness of any transaction sought to be implemented by this Agreement (including those referred in Clause 3 hereto), FDT shall have the right, but not the obligation, to cease all actions in the performance of its duties as agent hereby constituted and withhold delivery of any part of the Escrow Amount until such dispute or conflicting demands or determinations have been resolved and written proof thereof has been delivered to FDT.

5. Escrow Fees

5.1 FDT shall be entitled to the Escrow Fees pursuant to Schedule 3 (*Escrow Fees*), free of any other costs and expenses.

5.2 Any and all Escrow Fees are non-refundable, regardless of whether such Escrow Amount are ultimately cleared, failed, rescinded, returned or recalled (as the case may be).

6. Representations and Warranties

6.1 Each Party represents and warrants to the other that:

a) it is duly organized, validly existing and in good standing under the laws of its incorporated jurisdiction, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

b) this Agreement has been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms;

c) the execution, delivery and performance of this Agreement is in accordance with and does not and will not materially violate, conflict with or cause a default under its constitution documents; any applicable law, rule or regulation; any court order or administrative or regulatory ruling or decree to which it is a party or any of its property is subject; or any agreement, contract, indenture or other binding arrangement, including the agreements related to the sale and purchase and/or Redemption of the Stablecoins to which it is a party or any of its property is subject.

7. Escrow Agent Duties, Limitation of Liability and Indemnity

7.1 FDT shall have only those duties, obligations and responsibilities expressly referred to in this Agreement and, unless stated otherwise (if any), the nature of such duties as created and imposed upon FDT hereunder are purely ministerial, administrative and non-discretionary.

7.2 Insofar as this Agreement is in force and effect, FDT shall deemed to have acted in accordance with the written instructions of the Company if it has complied with the terms of this Agreement, as may be amended from time to time in writing between the Parties.

7.3 FDT shall not be liable or accountable for any loss or damage whatsoever to any person caused by the performance or failure to perform by FDT of its responsibilities under this Agreement, save only to the extent that such loss or damage is attributable to the willful misconduct, fraud or gross negligence of FDT. The Company hereby unconditionally and irrevocably covenants and agrees that it shall not bring any claim(s) against FDT in respect of FDT's provisions of services in accordance with the terms set out in this Agreement save and except to any damages or losses caused by breach of this Agreement, fraud, willful misconduct or gross negligence of FDT otherwise.

7.4 The Company hereby unconditionally and irrevocably covenants and undertakes to keep FDT and all of its officers, partners, employees and agents (each an "**Indemnified Party**") indemnified in full at all times against all losses, liabilities, actions, proceedings, claims, demands, damages, costs, charges, expenses and disbursements (collectively, the "**Losses**") which may be incurred, suffered or brought against such Indemnified Party including the fees and disbursements under this Agreement, as a result

of or in connection with their appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or any acts taken by such Indemnified Party in accordance with the terms of this Agreement or any acts taken by such Indemnified Party in accordance with its usual practice, provided that this indemnity shall not apply in respect of an Indemnified Party to the extent that any such Losses incurred or suffered by or brought against such Indemnified Party arises out of or in connection with the willful misconduct, fraud or gross negligence of FDT or such Indemnified Party. The Parties acknowledge that the foregoing indemnities survive the resignation of FDT or termination of this Agreement.

7.5 FDT may rely upon and shall not be liable for acting or refraining from acting upon any document, notice, instruction or request furnished to it hereunder reasonably believed by it to be genuine. FDT shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. FDT shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction or tribunal determines that FDT's fraud, gross negligence or willful misconduct was the originating cause of any losses or damages made to the Company.

7.6 FDT may at its sole discretion consult with counsels, accountants and other skilled professionals (each a "**Professional**") as selected and retained by it from time to time. In the event that FDT shall reasonably be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Company which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and to keep safely all property held in escrow until it shall be directed otherwise in writing by a final order or judgment of a tribunal or court of competent jurisdiction. Notwithstanding anything to the contrary in this Agreement, in no event shall FDT be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to loss of profits or interest) arising out of this Agreement, even if FDT has been advised of the likelihood of such loss or damage and regardless of the form of action.

7.7 Without prejudice to the generality of any of the foregoing, in order to meet FDT's legal and regulatory obligations, or any request of a financial, public or regulatory authority or government policy in relation to the prevention of fraud, money laundering, terrorism or other criminal activities (collectively, the "**Relevant Requirements**"), FDT may take any necessary action, including without limitation, intercepting and/or investigating and reporting transactions and enquiries on accounts established pursuant to this Agreement (particularly those involving the international transfer of funds) including the source of or intended recipient of funds paid into or out of such Escrow Account. In certain circumstances, this may delay or prevent the carrying out of instructions, the settlement of transactions over such Escrow Account or the performance of FDT's obligations under this Agreement, but where possible, FDT will advise the Company of the reasons for and likely length of any delay. FDT shall not have any liability (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by FDT to comply with the Relevant Requirements (including, without limitation, those actions referred to in this Clause).

8. Termination

8.1 This Agreement shall remain in force until terminated upon the occurrence of the following events, whichever is earlier:-

a) upon the occurrence of the events stated in Clause 2.2(a);

b) upon the mutual consent between the Parties in writing;

c) upon either Party's notice that the other Party has materially breached this Agreement, and such breach has not been cured within thirty (30) Business Days of written notice of such breach;

d) upon written notice by one Party that the other Party has materially breached this Agreement, and such breach is not susceptible of cure;

e) upon written notice by one Party that, due to a change in applicable statute, regulation or rule, or due to a new interpretation of applicable statute, regulation or rule, the notifying Party has reasonably concluded that continued performance under the Agreement would not be in compliance with applicable law;

f) by either Party upon the other Party filing a petition in bankruptcy, an adjudication of bankruptcy, going into administration or receivership, or other event or action indicating insolvency;

g) upon FDT or the Company giving its resignation notice pursuant to Clause 8.2 below.

8.2 Either Party may terminate this Agreement at any time by giving the other Party at least thirty (30) Business Days written notice of its resignation ("**Resignation Notice Period**") and during the Resignation Notice Period:-

a) the Parties shall use their best endeavours to agree on the identity and terms of engagement of the successor in replacement of FDT ("**Successor**") which terms will be, to the extent possible, substantially similar to the terms set out in this Agreement;

b) the Parties shall cause to be issued to and received by FDT a joint written instructions executed by the Company and the Successor directing FDT to pay the entire Escrow Amount to an account specified in that joint instruction notice being an account operated by the Successor; and

c) FDT agrees to deliver to the Successor true or certified copies of all records as the Successor may reasonably require to carry out the duties of FDT under this Agreement.

8.3 Upon the expiry of the Resignation Notice Period stated in the notice of resignation or the notice of termination from the Parties pursuant to Clause 8.1(b) (or, if longer, the period stated in the relevant notice), FDT shall immediately:

a) be entitled to set-off or deduct from the Escrow Account any outstanding sums due to FDT under the terms of this Agreement;

b) pay the entire Escrow Account together with accrued interest, after exercising its right of set-off as set out in Clause 8.3(a), to an account specified in that notice being an account operated by the Successor; and

c) be discharged from performance of any further duties under this Agreement but shall at all times be entitled to the indemnification provisions for acts undertaken during its appointment as escrow agent pursuant to the terms of this Agreement.

9. Tax

9.1 The Parties are each responsible for all taxes as imposed on such Party under the applicable laws arising as a result of or in connection with this Agreement or the transactions contemplated under this Agreement.

10. Notices

10.1 Any notice or communication required or desired to be given by a Party under this Agreement shall be in writing and shall be delivered by hand; sent by prepaid registered mail; or transmitted by facsimile to the address or facsimile number of the addressee:-

a) if to the Company, in accordance with the details as stated under Schedule 1 (*Company Information*);

b) if to FDT, in accordance with the below details

First Digital Trust Limited
Suite 2303, 23/F
World Wide House
19 Des Voeux Road Central
Hong Kong
Email: g.jaerv@1stdigital.com
Attn: Gunnar Jaerv

or to such other addresses or details as the addressee may have from time to time notified for the purpose of this provision.

10.2 Notices and communications sent to the Parties shall deemed to be effective:-

a) if delivered personally, on the date of dispatch;

b) in the case of domestic mail, if transmitted by prepaid registered mail, on the date two Business Days after posting;

c) in the case of international mail (where relevant), if transmitted by prepaid registered airmail, on the date seven Business Days after posting;

d) in the case of electronic mail, at the time of transmission; and

e)if transmitted by facsimile, at the time of transmission.

10.3 In order to prove that a notice or communication has been sent to the Parties by prepaid registered mail, it shall be sufficient to show that the relevant letter containing the notice or communication was properly addressed, stamped and posted. In order to prove that a facsimile has been sent, it shall be sufficient to show that the facsimile has been dispatched with the appropriate answer back code received. In order to prove that an electronic mail has been sent, it shall be sufficient to show that the communication was sent to the proper addressed.

11. Miscellaneous

11.1 This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement. For the avoidance of doubt, transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by fax or email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.

11.2 This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

11.3 This Agreement or any provisions hereof may not be amended, modified, waived or terminated except by written agreement duly signed by all the Parties hereto.

11.4 This Agreement shall inure to the benefits of, and be binding upon, the Parties and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and permitted assignees.

11.5 No waiver by any Party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any Party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

11.6 If any provision (or part of a provision) of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of this Agreement.

11.7 No Party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions or other similar causes beyond the Parties reasonable control.

11.8 No Parties may assign its rights or obligations under this Agreement to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Unless expressly stated or interpreted by applicable law otherwise, this Agreement does not give rise to any rights of any third party(ies) to enforce any terms of this Agreement.

11.9 All documents, instructions, notices, certifications and approvals made or presented to a Party hereunder shall be in the English language in writing, and shall be signed by the Relevant Party giving the same.

12. Governing Law and Jurisdiction

12.1 This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with its subject matter or formation shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

12.2 Each Party irrevocably agrees that any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this Agreement or its subject matter or formation, shall be settled in by binding arbitration by a single arbitrator. Such arbitration shall take place in Hong Kong, under the rules of the International Chamber of Commerce and be conducted in English.

[*remainder of this page deliberately left blank*]

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning of this Agreement.

ESCROW AGENT

SIGNED by **Vincent Chok**, being a person who, in accordance with its constitutional document and the laws of Hong Kong, is acting under the authority of **First Digital Trust Limited**	) **Signature**
	) Director
	) **Title**
	) Vincent Chok
	) **Full Name**

COMPANY

SIGNED by **Tan Tran**, being a person who, in accordance with its constitutional document and the laws of British Virgin Islands, is acting under the authority of **Vemanti Digital, Ltd.**	) **Signature**
	) Director
	) **Title**
	) Tan Tran
	) **Full Name**

SCHEDULE 1
(PARTICULARS OF THE COMPANY)

Name	:	Vemanti Digital, Ltd.
Company No./Registration No.	:	2065798
Jurisdiction of incorporation	:	British Virgin Islands
Registered office address	:	PO BOX 4301, Road Town, Tortola, 1110, BVI
Email	:	tan.tran@vemanti.com
Telephone	:	+1.949.559.7200
Attention to	:	Tan Tran

SCHEDULE 2
(DATA TO BE PROVIDED TO FDT BY THE COMPANY)

The Company will obtain the following information from the Purchasers and/or Token Holders at the time of onboarding. All documents shall be in, or translated into English:

- Name
- Legal Address (registered office or residential address)
- Country of Citizenship
- Date of Birth
- Tax Identification Number
- Occupation
- Purpose of Account
- Source of Funds
- Anticipated Activity and expected average monthly transaction volume
- Email address
- Proof of address dated within 90 days for non-US persons
- Valid Government issued identification document

All of the above information will be transmitted to FDT through APIs. The Company will screen all the customers through sanctions screening which will include the lists required by the Hong Kong regulatory authority and the U.S. Department of Treasury Office of Foreign Assets Control.

In the event that FDT needs any further information, it will reach out to the Company to request the information / documentation from the Purchasers and/or Token Holders.

SCHEDULE 3
(ESCROW FEES)

In reference to the Fee Agreement signed on 15 April 2021, you agree and acknowledge First Digital Trust fee schedule to be as follow:

Set-up Fee Stablecoin Package (custody, structuring, legal, tax & compliance)	US$35,000
Minimum Monthly Fees (once live)	US$1,250
Monthly Asset under Administration Fees	0.05%
Deposit (First / Third Party)	
US$0 - US$999	US$25
Above US$1,000	ø
Withdrawal (First / Third Party)	0.10%
Other Fees	
Abacus™ Rapid Settlement Network Transaction Fee	0.10% charged to sender - *Free of charge first 3 months*
Fiat Currencies to Stable Coins Conversion Fee (TrustToken)	ø
FX Transaction Fee	0.10% per transaction below US$10,000 or 0.05% above
Intra-company Transfer Fee	ø
Handling Fee (applied to any manual transaction excl. deposits)	ø
Opt-in Insurance	Upon request
Other Fees	At actual cost incurred

Stablecoin Package: Important information

Important Information

- From time to time we may review and amend our fees, commissions and charges
- This Fee Schedule is not exhaustive. The charges stated herein are exclusive of all transaction-related third-party charges not specifically mentioned in this Fee Schedule (e.g. postal, telex, corresponding bank charges and foreign taxes levied), which will be separately charged to you
- Not all services and products will always be available, and some products and services may not be available for individuals residing in certain jurisdictions
- Where permitted under applicable laws and regulations, we may give or receive fees, commission or non-monetary benefits to or from (or share commission with) third parties in connection with certain services and products
- Opening of a named Client Money Bank Account is subject to approval from our banking partners

Note 1: Custody fees are based on daily nominal value of assets held in the account for Client. These amounts are converted into USD at the exchange rate prevailing at the end of the day and fees are calculated on an actual aggregated basis and expressed in basis points per month (1bps=0.01%). All fees be charged monthly in US dollar only. Therefore, Client should maintain sufficient USD balance to cover fees. Client account would be frozen in case any fee invoice remains unpaid for 60 days. Client would be charged US$500 reactivation fee to reactivate account.

Note 2: Other fees include all out-of-pocket expenses including, but not limited to: registration fees, stamp duty, blockchain network fees, external asset manager fees and bank charges which will be passed through to the client's account. Any charges incurred in connection with the collection of income, proxy voting and notification, tax refunds, conversion, exercise of rights, and other custody operations will be passed through to the participant's account. Charges in connection with transfer of securities between different markets, as instructed by participants will also be passed through to the participant's account.

Declaration

I understand that this document is supplemental to and forms part of the Custodial Account Application Form and the Custodian Agreement. I hereby declare that I have read and understood the Custodian Agreement and this Fee Schedule and agree to be bound by the terms of this document and the aforesaid Custodian Agreement. All bank charges applied will be automatically deducted from the client's remittance, and the clients shall bear these charges.

Signature:

Name: Tan Tran

Company: Vemanti Group, Inc.

Title: CEO

Date: April 15, 2021

SCHEDULE 4
(COMPANY AUTHORIZED REPRESENTATIVE)

Full name : Tan Tran

Specimen signature :

Full name : [*]

Specimen signature :